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        [Letterhead of Cooperman Levitt Winikoff Lester & Newman, P.C.]





                                          March 15, 2000


Medis Technologies Ltd
805 Third Avenue
New York, NY  10022

                  Re: Exchange Offer of Medis Technologies Ltd. For Ordinary Shares of Medis El Ltd.

Ladies and Gentlemen:

         We have acted as counsel to Medis Technologies Ltd. (the "Company") and the Company's wholly owned subsidiary, Medis Inc. ("Medis Inc."), in connection with the Company's offer (the "Exchange Offer") to have Medis Inc. acquire from the shareholders of Medis El Ltd., an Israeli corporation ("Medis El"), all of the issued and outstanding ordinary shares, par value NIS 0.1, of Medis El not beneficially owned by the Company (the "Medis El Shares") solely in exchange for (the "Exchange") up to 5,354,521 shares of the Company's common stock, par value $.01 per share ("Company Common Shares"), at an exchange rate of one (1) Medis El Share for one and 37/100 (1.37) Company Common Shares.

         You have requested us to render an opinion as to (i) whether the Exchange qualifies as a "reorganization" within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder (the "Treasury Regulations"), and (ii) the United States federal income tax consequences of such reorganization to the Company, Medis Inc. and the shareholders of Medis El who exchange their Medis El Shares for Company Common Shares pursuant to the Exchange Offer.

         In rendering our opinion, we have reviewed and relied upon such documents, information, materials and representations of the Company, Medis, Inc. and Medis El as we have deemed necessary or appropriate for purpose of this opinion, including the Registration Statement on Form S-1, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We have assumed, in reviewing documents, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. In addition, we have assumed that the Exchange will be effected pursuant to all of the terms and conditions of the Exchange Offer as described in the Registration Statement, including, but not limited to, the condition that sufficient Medis El Shares are validly tendered and accepted in connection with the Exchange such that Medis Inc. will own immediately after the Exchange at least 80% of the Medis El Shares then issued and outstanding.


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         Based upon and subject to the qualifications and limitations set forth herein, and in reliance upon the representations and assumptions described above, we are of the opinion that:

         - the exchange of Medis El Shares for Company Common Stock pursuant to the Exchange Offer will be treated for federal income tax purposes as a transaction that qualifies as a reorganization under Section 368(a)(1)(B) of the Code;

         - no gain or loss will be recognized by a holder of Medis El Shares in the exchange of such Medis El Shares solely for Company Common Stock pursuant to the Exchange;

         - the aggregate adjusted tax basis of shares of Company Common Stock received in the Exchange by a holder of Medis El Shares will be the same as the aggregate adjusted tax basis of the Medis El Shares exchanged therefor;

         - the holding period of shares of Company Common Stock received in the exchange offer by a holder of Medis El Shares will include the holding period of the Medis El Shares exchanged therefor, provided such shares were held as capital assets; and

         - no gain or loss will be recognized by the Company, Medis Inc. or Medis El as a result of the Exchange.

         The foregoing opinion reflects our legal judgment solely on the issues expressly presented and discussed herein and is based upon the Code, Treasury Regulations, case law and rulings and other pronouncements of the Internal Revenue Service as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed prior to the Exchange, or at any other time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent change. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretation of the applicable law or regulations, any or all of the federal income tax consequences described herein may become inapplicable.

         We hereby consent to use of our name under "United States Federal Income Tax Consequences" in the prospectus forming a part of the Registration Statement and to use of this opinion for filing as Exhibit 5 to the Registration Statement.

                                     Very truly yours,

                                     COOPERMAN LEVITT WINIKOFF
                                       LESTER & NEWMAN, P.C.


                                     By:  /s/ Walter Stasiuk
                                        --------------------------------
                                              A Member of the Firm